EXHIBIT 99.02

OPSWARE INC.

UNAUDITED PRO FORMA

CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

On April 26, 2007, Opsware Inc. (“Opsware”) completed its acquisition of all the issued and outstanding shares of iConclude Co. (“iConclude”). The following unaudited pro forma condensed combined consolidated financial statements have been prepared to give effect to the completed acquisition, which was accounted for as a purchase business combination in accordance with Statement of Financial Accounting Standards No. 141 (“SFAS 141”), “Business Combinations.”

The following unaudited pro forma condensed combined consolidated balance sheet as of January 31, 2007 and the unaudited pro forma condensed combined consolidated statement of operations for the year ended January 31, 2007 are derived from the audited historical consolidated financial statements of Opsware as of and for the fiscal year ended January 31, 2007 and the audited historical financial statements of iConclude as of and for the fiscal year ended December 31, 2006. The assumptions, estimates and adjustments herein have been made solely for purposes of developing these pro forma financial statements.

The unaudited pro forma condensed combined consolidated balance sheet gives effect to the merger of Opsware and iConclude as if it had occurred on January 31, 2007 and, due to different fiscal period ends, combines the historical audited balance sheet of Opsware at January 31, 2007 and the historical audited balance sheet of iConclude at December 31, 2006. The unaudited pro forma condensed combined consolidated statement of operations for the year ended January 31, 2007 gives effect to the proposed merger of Opsware and iConclude as if it had occurred on February 1, 2006 and, due to different fiscal period ends, combines the historical results of Opsware for the fiscal year ended January 31, 2007 and the historical results of iConclude for the fiscal year ended December 31, 2006.

The merger will be accounted for under the purchase method of accounting in accordance with SFAS 141. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined consolidated financial statements, is allocated to the net tangible and intangible assets of iConclude acquired in connection with the merger, based on their estimated fair values as of the effective date of the merger. Management’s estimates of the fair value tangible and intangible assets acquired and liabilities assumed are based, in part, on third party valuations.

The unaudited pro forma condensed combined consolidated financial statements do not include any adjustments regarding liabilities incurred or cost savings achieved resulting from integration of the two companies, as management is in the process of assessing what, if any, future actions are necessary.

The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements and related notes of Opsware, “Management’s Discussions and Analysis of Financial Condition and Results of Operations” contained in Opsware’s Annual Report on Form 10-K for the fiscal year ended January 31, 2007, filed on April 13, 2007, as well as the historical financial statements and related notes of iConclude for the year ended December 31, 2006, which are attached as Exhibit 99.01 to this Current Report on Form 8-K/A. The unaudited pro forma condensed combined consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of Opsware that would have been reported had the merger been completed as of the dates presented, and should not be construed as representative of the future consolidated results of operations or financial condition of the merged entity.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

BALANCE SHEET

As of January 31, 2007

(in thousands)

	Historical		Pro Forma
	Opsware January 31, 2007	iConclude December 31, 2006	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents			$(6,230	)(a)
	$90,940	$7,166	(29,260	)(b)	$62,616
Accounts receivable, net	31,748	1,011	—		32,759
Prepaid expenses and other current assets	6,431	124	—		6,555
Total current assets	129,119	8,301	(35,490)		101,930
Property and equipment, net	5,898	97	—		5,995
Restricted cash	2,279	—	—		2,279
Prepaid rent and other assets	1,798	—	—		1,798

Intangible assets, net			9,640	(d)
			600	(e)
	9,705	—	210	(f)	20,155
Goodwill	33,246	—	36,429	(g)	69,675
Total assets	$182,045	$8,398	$11,389		$201,832

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	2,612	169	—		2,781
Accrued compensation	11,246	338	—		11,584
Other accrued liabilities	5,928	42	611	(c)	6,581
Deferred revenue, current portion	28,924	520	(338	)(h)	29,106
Accrued restructuring costs, current portion	345				345
Capital lease obligations, current portion	19	—	—		19
Total current liabilities	49,074	1,069	273		50,416
Capital lease obligation, net of current portion	55				55
Deferred revenue, net of current portion	1,323	185	(185	)(h)	1,323
Accrued restructuring costs, net of current portion	817	—	—		817
Stockholders’ equity	130,776	7,144	11,301	(i)	149,221

Total liabilities and stockholders’ equity	$182,045	$8,398	$11,389		$201,832

See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

Year Ended January 31, 2007

	Historical		Pro Forma
	Opsware January 31, 2007	iConclude December 31, 2006	Adjustments		Combined
Revenues:
License revenue	$71,582	$1,177	$—		$72,759
Services revenue	30,144	55	—		30,199
Total revenues	101,726	1,232	—		102,958
Cost of license revenue	1,576	—	—		1,576
Cost of services revenue*	20,845	212	—		21,057
Cost of developed technology	2,347	—	2,410	(d)	4,757
Research and development*			1,304	(l)
	31,315	1,563	519	(j)	34,701
Sales and marketing*	47,796	2,905	351	(j)	51,052
General and administrative*			466	(l)
	17,346	484	1,150	(j)	19,446
Amortization of other acquired intangible assets			150	(e)
	1,331	—	210	(f)	1,691
Total costs and expenses	122,556	5,164	6,560		134,280
Loss from operations	(20,830)	(3,932)	(6,560)		(31,322)
Gain on sale of assets and liabilities related to Managed Services Business	329	—	—		329
Interest and other income (expense), net	4,650	331	(1,796	)(k)	3,185
Loss before income taxes	(15,851)	(3,601)	(8,356)		(27,808)
Provision for income taxes	(218)	—	—		(218)
Net loss	$(16,069)	$(3,601)	$(8,356)		$(28,026)
Basic and diluted net loss per share	$(0.16)	$(0.38)			$(0.27)
Shares used to compute basic and diluted net loss per share	100,150	9,566			103,032

* The following stock-based compensation expense amounts are included within the respective captions as shown below:

Cost of revenue	$1,500	$—	$—		$1,500
Research and development	5,195	4	519		5,718
Sales and marketing	5,127	5	351		5,483
General and administrative	4,207	1	1,150		5,358
Total amortization (reversal) of deferred stock compensation	$16,029	$10	$2,020		$18,059

See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Basis of Pro Forma Presentation

On April 26, 2007, Opsware completed its acquisition of all of the issued and outstanding shares of iConclude. The unaudited pro forma condensed combined consolidated financial statements have been prepared to give effect to the completed acquisition, which was accounted for as a purchase business combination in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” The purchase will enable the Company to create an integrated product solution that allows customers to manage multiple aspects of their IT infrastructure. A total estimated purchase price of approximately $51.0 million, which includes 2.9 million shares of Opsware common stock valued at $19.9 million, cash of $29.3 million, 0.3 million of assumed vested options with a fair value of $1.2 million and estimated direct acquisition costs of approximately $0.6 million, was used for purposes of preparing the unaudited pro forma condensed combined consolidated financial statements. For purchase accounting purposes, the common stock issued in the acquisition was valued using the average closing price per share of Opsware common stock for the two consecutive trading days before, the day of, and two days after the announcement date of March 6, 2007 (i.e. March 2-8, 2007 ), which was $6.89 per share. Approximately $7.7 million of the $29.3 million in cash payable to the iConclude stockholders was deposited in escrow by the Company as security for the satisfaction of indemnification claims, if any, made by the Company under the merger agreement. Any funds remaining in this escrow account following twelve months from the date of acquisition will be distributed to the iConclude stockholders.

In addition to the purchase consideration discussed above, at the time of this acquisition, the Company withheld approximately $1.8 million in cash and approximately 185,000 shares of restricted stock, valued at $1.6 million, to certain iConclude employees. The unvested restricted stock was valued based on the value of Opsware common stock at the date of the acquisition. The cash payments will vest over a weighted-average service period of nine months and will be recognized as compensation expense over the period earned, which approximates the vesting period.  The restricted stock awards will also vest over a weighted-average period of nine months and will be recognized as stock-based compensation over the period earned, which approximates the vesting period.

Based on the total number of iConclude stock options outstanding at April 26, 2007 and an exchange ratio of 0.22766874, Opsware will assume stock options of iConclude entitling the holders to purchase approximately 324,000 shares of Opsware common stock at a weighted-average exercise price of $0.58 per share. The fair value of the outstanding options, both vested and unvested, was determined using the Black-Scholes valuation model with the following assumptions: zero dividend yield; a weighted-average expected volatility of 54%; a risk-free interest rate of 4.60%; a weighted-average expected life of 2.85 years; and a forfeiture rate assumption of 0%. The fair value of the assumed earned options allocated to purchase price was $1.2 million. The fair value of the assumed unearned options was $1.3 million which will be recognized as stock-based compensation expense over the period that the stock options are earned.

The preliminary purchase price of iConclude in the merger is as follows (in thousands):

Value of:
Cash consideration	$29,260
Opsware common stock issued	19,854
Assumption of iConclude earned and vested options	1,241
Estimated direct transaction costs	611
Total estimated purchase price	$50,966

Under the purchase method of accounting, the preliminary purchase price as shown in the table above is allocated to iConclude’s net tangible and intangible assets based on their estimated fair values as of the effective date of the merger. Based on third party valuation, the preliminary purchase price is allocated as follows (in thousands):

Cash and cash equivalents	$936
Accounts receivable, net	1,011
Prepaid expenses and other current assets	124
Property and equipment, net	97
Accounts payable	(169)
Accrued Compensation	(338)
Other accrued liabilities	(42)
Deferred revenue	(182)
Net tangible assets acquired	1,437
Definite-lived intangible assets acquired	10,450
Goodwill	36,429
In-process research and development	2,650
Total estimated purchase price	$50,966

Of the preliminary purchase price, $1.4 million has been allocated to net tangible assets acquired and $10.5 million has been allocated to definite-lived intangible assets acquired. The amortization related to the amortizable intangible assets is reflected as pro forma adjustments to the unaudited pro forma condensed combined consolidated statement of operations.

Definite-lived intangible assets of $10.5 million consist of the value assigned to iConclude’s developed and core technology of $9.6 million, customer relationships of $600,000 and customer backlog of $210,000.

Developed technology, which comprises products that have reached technological feasibility, includes products in iConclude’s OpsForce product line. Core technology represents the developed iConclude technology that is leveraged and utilized in the next generation technology. Opsware expects to amortize the developed and core technology on a straight-line basis over an assumed average estimated useful life of four years.

The value assigned to iConclude’s developed and core technology was determined by discounting the estimated future cash flows associated with the existing and core technologies to their present values. The revenue estimates used to value the developed and core technology were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by iConclude and its competitors. Developed and core technology are not deductible for tax purposes.

The rates utilized to discount the net cash flows of developed and core technology to their present value are based on the risks associated the respective cash flows taking into consideration the Company’s weighted average cost of capital. A discount rate of 16% was deemed appropriate for valuing developed and core technology.

The value assigned to iConclude’s customer relationships was determined by discounting the estimated cash flows associated with the existing customers as of the acquisition date taking into consideration expected attrition of the existing customer base. The estimated cash flows were based on revenues for those existing customers net of operating expenses and net contributory asset charges associated with servicing those customers. The estimated revenues were based on revenue growth rates and customer renewal rates. Operating expenses were estimated based on the supporting infrastructure expected to sustain the assumed revenue growth rates. Net contributory asset charges were based on the estimated fair value of those assets that contribute to the generation of the estimated cash flows. A discount rate of 19% was deemed appropriate for valuing the existing customer base. Opsware expects to amortize the value of iConclude customer relationships on a straight-line basis over an estimated useful life of four years. Customer relationships are not deductible for tax purposes.

The value assigned to iConclude’s backlog, or existing customer contracts underway but not completed as of the valuation date, was determined by discounting the estimated cash flows associated with the completion of those contracts.  The estimated cash flows were based on revenues for those existing customer contracts net of expenses and contributory asset charges associated with fulfilling those contracts. The estimated revenues were based on contractual revenue from customers that has yet to be billed and is not included in revenue related to the customer relationships discussed above.  Net contributory asset charges were based on the estimated fair value of those assets that contribute to the generation of the estimated cash flows. A discount rate of 12% was deemed appropriate for valuing the backlog. Opsware expects to amortize the value of iConclude backlog on a straight-line basis over an estimated useful life of one year.

Of the total estimated purchase price, $2.7 million has been allocated to in-process research and development (“IPR&D”) and has been charged to expense in the quarter ended April 30, 2007. Due to its non-recurring nature, the IPR&D expense has been excluded from the accompanying unaudited pro forma condensed combined consolidated statement of operations. However, the amount is included in the unaudited pro forma condensed combined consolidated balance sheet as an adjustment to stockholders’ equity.

iConclude is currently developing the next generation software that qualifies as IPR&D. Projects which qualify as IPR&D represent those that have not yet reached technological feasibility. Technological feasibility is defined as being equivalent to completion of a beta-phase working prototype in which there is no significant remaining risk relating to the development.

iConclude is currently involved in research and development projects, which are focused on developing new products, integrating new technologies, improving product performance and broadening features and functionalities. There is a risk that these developments and enhancements will not be competitive with other products using alternative technologies that offer comparable functionality.

The value assigned to IPR&D was determined by considering the importance of each project to the overall development plan, estimating costs to develop the purchased IPR&D into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. The revenue estimates used to calculate the purchased IPR&D were based on management’s best estimates of growth factors, expected trends in technology and the nature and expected timing of new products.

The rate utilized to discount the net cash flows to their present value is based on the risks associated with the cash flows taking into consideration iConclude’s weighted-average cost of capital. The discount rate reflects the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, the percentage of completion of each project, anticipated market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets. Based on these factors, a discount rate of 20% was deemed appropriate for valuing the IPR&D.

The estimates used in valuing IPR&D were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur.

Of the total estimated purchase price, approximately $36.4 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the net tangible and intangible assets acquired. Goodwill is not deductible for tax purposes.

In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Note 2. Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to iConclude’s net tangible and intangible assets to a preliminary estimate of the fair values of those assets, to reflect the amortization expense related to the estimated amortizable intangible assets and to reclassify certain iConclude amounts to conform to Opsware’s presentation.

Opsware has not identified any pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

(a)        To reflect the cash dividend distributed to iConclude stockholders before the close of the merger. The total dividend was $7.1 million, of which $6.2 million was distributed to the stockholders directly from iConclude and the remaining   $910,000 was distributed using funds from Opsware.

(b)       To reflect cash paid to the iConclude stockholders in connection with the merger. This amount includes $910,000 related to a dividend payout. See (a) above.

(c)        To reflect as a liability the $611,000 of estimated direct transaction costs.

(d)       To reflect the estimate of the fair value of and annual amortization resulting from acquired developed and core technology. The fair value is estimated to be $9.6 million with an estimated useful life of four years, resulting in pro forma amortization expense of $2.4 million for the year ended January 31, 2007.

(e)        To reflect the estimate of fair value of and annual amortization resulting from acquired customer relationships. The fair value is estimated to be $600,000 with an estimated useful life of four years, resulting in pro forma amortization expense of $150,000 for the year ended January 31, 2007.

(f)          To reflect the estimate of fair value of and annual amortization resulting from customer backlog. The fair value is estimated to be $210,000 with an estimated useful life of one year, resulting in pro forma amortization expense of $210,000 for the year ended January 31, 2007.

(g)       To reflect the fair value of acquired goodwill.

(h)       To reflect the fair value of Opsware’s assumed performance obligations under iConclude’s professional services and maintenance & support contracts and to eliminate iConclude’s deferred revenue that does not represent a performance obligation to the combined company.

(i)           Adjustments to stockholders’ equity (in thousands):

To record the estimated fair value of Opsware shares to be issued in the merger	$19,854
Fair value of earned options assumed	1,241

To record the fair value of acquired IPR&D	(2,650)
To record cash dividend payment to iConclude stockholders	(6,230)
To eliminate iConclude’s historical stockholders’ equity after the effect of the cash dividend	(914)
$11,301

(j)           To reflect the stock-based compensation charges related to stock options assumed and unvested restricted stock issued in the acquisition.

(k)        To reduce estimated interest income due to lower cash balances as a result of the cash payment by Opsware of $29.3 million and cash dividend distribution of $6.2 million by iConclude, at an assumed interest rate of 5.06%.

(l)    To reflect the cash compensation expense recognized over the post-acquisition service period of former iConclude employees under employment retention arrangements.

Note 3. Pro Forma Net Loss Per Share

The pro forma basic and diluted net loss per share are based on the weighted-average number of shares of Opsware common stock outstanding during the period and the number of shares of Opsware common stock issued or to be issued in connection with the acquisition of iConclude as if the shares had been outstanding for the entire period. The weighted-average number of shares does not include common stock equivalents and unvested restricted stock as their inclusion would be anti-dilutive due to the pro forma loss for the year ended January 31, 2007.